CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Vigilant Diversified Holdings, Inc.

We consent to the inclusion in the foregoing form S-1 of Vigilant Diversified Holdings, Inc. (the “Company”) of our report dated September 15, 2015, relating to our audit of the Balance Sheet of Vigilant Diversified Holdings, Inc. (the “Company”) as of June 30, 2015 and the related statement of operations, stockholders’ deficit and cash flows for the period from June 30, 2015 (inception) through June 30, 2015.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

September 15, 2015